Exhibit 99.1

MabVax Therapeutics Holdings, Inc. Provides Business Strategy Update

– Company makes solid progress in advancing discussions with multiple third parties in the evaluation of strategic options that are expected to unlock significant value –

– Management on track to execute value-driving corporate and clinical milestones in the first half of 2018 –

SAN DIEGO, January 16, 2018 – MabVax Therapeutics Holdings, Inc. (Nasdaq: MBVX), a clinical-stage biotechnology company focused on the development of antibody-based products to address unmet medical needs in the treatment of cancer, today provided an update on its business strategy initiatives.

In September 2017, MabVax announced its engagement with Greenhill & Co. (NYSE: GHL) to serve as an advisor to assist the Company in exploring and evaluating strategic options with the goal of maximizing stockholder value. With the assistance of Greenhill, MabVax is currently in advanced discussions with a variety of interested parties for potential multiple transaction proposals as well as continuing to identify new opportunities.

In parallel with the strategic initiatives efforts led by Greenhill & Co., MabVax continues to advance its Phase 1 clinical programs including the MVT-1075 radioimmunotherapy clinical trial for the treatment of pancreatic, colon and lung cancers, and the MVT-5873 clinical trial in combination with a standard of care chemotherapy as a first line therapy for patients newly diagnosed with pancreatic cancer. In addition, the Company’s lead research program, HuMab-Tn, has generated significant interest and continues as part of its discussions with external parties.

David Hansen, MabVax's President and Chief Executive Officer, commented, “Over the course of 2017, our management team has been highly focused on advancing our corporate, clinical and research strategies, and I am pleased to report that we have made great strides on all fronts. Our engagement with Greenhill, whose sole mandate has been to provide MabVax with opportunities in exploring and evaluating strategic options, is progressing extremely well. We are now in advanced discussions with several third parties regarding potential partnering of certain antibody assets for defined fields of use. At the end of this process, MabVax expects to retain rights to key aspects of our antibody development program to build value for our shareholders by advancing on our own some of these assets. We are very optimistic that we will successfully conclude this process early this year.”

“Further, following our pipeline review and prioritization process last year, we identified our lead development programs and have focused all of our resources on advancing MVT-1075 and MVT-5873 in a meaningful way throughout the year. We are on track to report interim data from both Phase 1 studies before the end of the first quarter of this year. Our goal has been to propel MabVax to its next stage of growth and unlock significant value for our shareholders. I believe we are well prepared to achieve this and have positioned MabVax for a transformational year,” added Mr. Hansen.

The Company’s lead product candidate, MVT-1075, a human antibody-based radioimmunotherapy ("RIT") product is currently being evaluated in a Phase 1 clinical trial for the treatment of pancreatic, colon and lung cancer. In December 2017, the Company announced completion of enrollment and dosing of all patients in the initial cohort of the Phase 1 trial. MabVax plans to continue its clinical development of MVT-1075 by completing additional cohorts of patients in a dose escalation safety trial to continue to assess the safety and response data for this treatment, and remains on track to report results in the first quarter of 2018.

Clinical development of MVT-5873, the Company’s therapeutic product being evaluated in a Phase 1 clinical study in combination with gemcitabine and nab-paclitaxel in first line therapy for the treatment of newly diagnosed patients with pancreatic cancer, remains ongoing. MabVax has treated a total of nine patients in two cohorts since September. The Company initiated an additional expanded cohort of the Phase 1 trial evaluating MVT-5873 in combination with standard of care chemotherapy and announced the completion of enrollment and initial patient dosing in that expanded cohort in December 2017. The Company remains on track to announce interim safety and response data in the first quarter of 2018.

About MabVax:

MabVax Therapeutics Holdings, Inc. is a clinical-stage biotechnology company with a fully human antibody discovery platform focused on the rapid translation into clinical development of products to address unmet medical needs in the treatment of cancer. Our antibody MVT-5873, is a fully human IgG1 monoclonal antibody (mAb) that targets sialyl Lewis A (sLea), an epitope on CA19-9, and is currently in Phase 1 clinical trials as a therapeutic agent for patients with pancreatic cancer and other CA19-9 positive tumors. CA19-9 is expressed in over 90% of pancreatic cancers and in other diseases including small cell lung and GI cancers. CA19-9 plays an important role in tumor adhesion and metastasis, and is a marker of an aggressive cancer phenotype. CA19-9 serum levels are considered a valuable adjunct in the diagnosis, prognosis and treatment monitoring of pancreatic cancer. With our collaborators including Memorial Sloan Kettering Cancer Center, Sarah Cannon Research Institute, Honor Health and Imaging Endpoints, we have treated over 50 patients with either our therapeutic antibody designated as MVT-5873 or our PET imaging diagnostic product designated as MVT-2163 in Phase 1 clinical studies, and demonstrated early safety and specificity for the target. Patient dosing has commenced for our lead development program in Phase 1 clinical study of the Company's radioimmunotherapy product MVT-1075. Our HuMab-Tn program is our most advanced research program and expands the potential to provide treatment for unmet therapeutic need for the treatment of ovarian and triple negative breast cancers. For additional information, please visit the Company's website, www.mabvax.com.

Forward Looking Statements:

This press release contains "forward-looking statements" regarding matters that are not historical facts, including statements relating to the Company's clinical trials of MVT-1075, MVT-5873, and MVT-2163 and research programs including our HuMab-Tn program. We have no assurance that all the research and product development pipeline will be fully developed by the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements because of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled "Risk Factors" in its annual report on Form 10-K for the fiscal year ended December 31, 2016, as amended and supplemented from time to time and the Company's Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov.The parties do not undertake any obligation to update forward-looking statements contained in this press release.

Investor Contact:

Jenene Thomas
Jenene Thomas Communications, LLC
Phone: +1 (908) 938-1475
Email: jtc@jenenethomascommunications.com

Media Contact

Travis Kruse, Ph.D.
Russo Partners LLC
Phone: 212-845-4272
Email: travis.kruse@russopartnersllc.com